Registration Nos. 333-193362
333-205846

As filed with the Securities and Exchange Commission on October 5, 2018

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
EACH IDENTIFIED
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Coastway Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland	46-4149994
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Coastway Blvd.
Warwick, Rhode Island 02886
(401) 330-1600
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Coastway Community Bank 401(k) Retirement Plan
Coastway Bancorp, Inc. 2015 Equity Incentive Plan
 (Full title of plan)

William A. White
President and Chief Executive Officer
Coastway Bancorp, Inc.
One Coastway Blvd.
Warwick, Rhode Island 02886
(401) 330-1600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Form S-8 Registration Statements relates to each Registration Statement on Form S-8 filed on January 15, 2014 (File No. 333-193362) and July 24, 2015 (File No. 333-205846), and is being filed for the sole purpose of removing from registration any unsold shares of Coastway Bancorp, Inc. (the "Registrant") common stock ("Common Stock"), including any related plan interests previously registered under any of the foregoing registration statements and that may have been acquired by the Registrant's employees pursuant to elective purchases of Common Stock under the Coastway Community Bank 401(k) Retirement Plan (the "401(k) Plan"), and any unsold shares of the Registrant's Common Stock that may have been issuable pursuant to the Coastway Bancorp, Inc. 2015 Equity Incentive Plan (the "2015 Equity Incentive Plan").

On October 5, 2018, pursuant to the Agreement and Plan of Merger, dated as of March 14, 2018, by and among the Registrant, HarborOne Bancorp, Inc. and Massachusetts Acquisitions, LLC, Massachusetts Acquisitions, LLC merged with and into the Registrant, with the Registrant as the surviving corporation (the "Merger").  Following the Merger, the Registrant merged with and into HarborOne Bancorp, Inc., with HarborOne Bancorp, Inc. as the surviving corporation.  As a result of the Merger, Registrant has terminated all offerings of its Common Stock under the 401(k) Plan and the 2015 Equity Incentive Plan, and no shares of the Registrant's Common Stock are reserved for future issuance under the 401(k) Plan or the 2015 Equity Incentive Plan.  Further, the Registrant has terminated all offerings of its related plan interests under the 401(k) Plan.

In accordance with the undertakings made by the Registrant in the foregoing registration statements  to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities registered with respect to the 401(k) Plan and the 2015 Equity Incentive Plan, which remain unsold and unissued under the foregoing registration statements in connection therewith as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Coastway Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Warwick, Rhode Island, on this 5th day of October, 2018.  No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

COASTWAY BANCORP, INC.
(on behalf of itself and as Plan Administrator)

By:        /s/ William A White
William A. White
President and Chief Executive Officer
(principal executive officer)